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                                                                    Exhibit 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated October 23, 2003, accompanying the consolidated financial statements and schedule of the Structured Finance Business of Arbor Commercial Mortgage, LLC and Subsidiaries contained in the Registration Statement on Form S-11 of Arbor Realty Trust, Inc. relating to the sale by the selling stockholders of 9,616,998 shares of common stock. We consent to the use of the aforementioned report in the Registration Statement and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP
New York, New York
June 3, 2004